Exhibit 5.1

[Letterhead of Sally Beauty Holdings, Inc.]

November 17, 2006

Sally Beauty Holdings, Inc.

3001 Colorado Boulevard

Denton, Texas 76210

Dear Ladies and Gentlemen:

I have represented Sally Beauty Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of 7,371,765 shares of Common Stock relating to the Employee Stock Option Plan of 2003, the Employee Stock Option Plan of 1988, 2003 Restricted Stock Plan, the 1994 Stock Option Plan for Non-Employee Directors, the 2003 Stock Option Plan for Non-Employee Directors, the Management Incentive Plan, the Shareholder Value Incentive Plan, and the Sally Beauty Management Incentive Plan.

I have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Plans and such other corporate records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

Based on the foregoing, I am of the opinion that authorized but not previously issued shares of Common Stock which may be issued under the Plans have been duly authorized and when issued in accordance with the terms of the Plans will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Raal H. Roos Raal H. Roos